Tidal Trust I 485BPOS

Exhibit 99.(p)(xviii)

Code of Ethics

Tactical Rotation Management, LLC

118-35 Queens Blvd, Suite 400

Forest Hills, NY 11375

February 2025

TABLE OF CONTENTS

1. General Provisions	1
1.1 Professional Responsibilities	1
1.2 Failure to Comply	2
2. Covered Persons	2
2.1 Supervised Persons	2
2.2 Access persons	2
2.3 Family Members	3
3. Business Conduct Standards	3
3.1 Compliance with Laws and Regulations	3
3.2 Conflicts of Interest	3
3.3 Personal Securities Transactions	4
3.4 Outside Business Interests	4
3.5 Personal Gifts	4
3.6 Reporting of Violations	5
4. Insider Trading	5
5. Reporting Requirements	5
5.1 Scope	5
5.2 Reportable Securities	6
5.3 Reporting Exceptions	6
5.4 Initial/Annual Holdings Report	7
5.5 Quarterly Transaction Reports	7
6. Form ADV Disclosure	7
EXHIBIT A:	8
EXHIBIT B: INITIAL ACCOUNT HOLDINGS STATEMENT	10
EXHIBIT C: ANNUAL UPDATE AND CERTIFICATION	11

1.	General Provisions

1.1	Professional Responsibilities

Tactical Rotation Management, LLC (“TRM”) is registered as an investment adviser with the U.S. Securities and Exchange Commission (SEC). TRM is dedicated to providing effective and proper professional investment management services to its advisory clients, which are currently funds operating under the Investment Company Act of 1940. TRM’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with TRM.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice. Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

As a fiduciary, TRM owes an undivided duty of loyalty to its clients, and thus demands the highest standards of ethical conduct and care by all TRM Personnel. It is TRM’s policy that all TRM Personnel conduct themselves so as to avoid not only actual conflicts of interest with TRM’s clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

This Code of Ethics (or “Code”) has been adopted by TRM in order to set forth applicable policies, guidelines and procedures that promote ethical practices and conduct by all of the Firm’s managers, officers and employees (collectively, these managers, officers and employees are referred to within this section as “employees”). Under Rule 204A-1 of the Investment Advisers Act of 1940, TRM is required to establish, maintain and enforce written procedures reasonably necessary to prevent its employees or other access persons from violating provisions of the Act with respect to personal securities trading and fiduciary obligations. In meeting such responsibilities to our clients, TRM has adopted this Code of Ethics (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or other access persons or in those accounts in which our employees or other Access Persons may have a direct or indirect beneficial interest. The Code is also intended to lessen the chance of any misunderstanding between TRM and our employees regarding such trading activities.

In those situations where employees or other Access Persons may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, grant exceptions to the provisions contained in this manual only when it is clear that the interests of TRM’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The senior management of TRM will satisfy themselves as to the adherence to this policy through periodic review and reports by the CCO.

1.2	Failure to Comply

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with TRM. It is important that employees understand the reasons for compliance with this Code. TRM’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees and other Access Persons are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees and other Access Persons should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with TRM.

2.	Covered Persons

2.1	Supervised Persons

●	directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

●	employees of the adviser;

●	any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control;

●	temporary workers;

●	consultants;

●	independent contractors; and

●	Access Persons.

2.2	Access Persons

Any supervised person who:

●	has access to nonpublic information regarding any client’s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser or its affiliates manage; or

●	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; and

●	all TRM directors, officers, and partners.

If there is any question by a supervised person as to whether they are also considered an Access Person under this Code, they should consult with the CCO for clarification on the issue.

2.3	Family Members

For purposes of personal securities reporting requirements, TRM considers the Access Persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3.	Business Conduct Standards

3.1	Compliance with Laws and Regulations

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering. All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	to defraud such client in any manner;

●	to mislead such client, including by making a statement that omits material facts;

●	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

●	to engage in any manipulative practice with respect to such client; or

●	to engage in any manipulative practice with respect to securities, including price manipulation.

3.2	Conflicts of Interest

TRM, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Conflicts among Client Interests. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by lower ticket charges to the Investment Adviser Representative (“IAR”) over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). TRM specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades. TRM prohibits Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions. In order to avoid any potential conflict of interest between TRM and its clients, securities transactions for the accounts of Access Persons in the same security as that purchased/sold for advisory accounts should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If after completion of all anticipated trading for client accounts, a trade is executed for an Access Person’s personal account on that same day at a price better than that received by the client; the Access Person must notify the CCO who will prepare a memorandum detailing the circumstances of the transaction. If after reviewing the transaction, the CCO determines that a potential conflict of interest exists, they shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate. Such memoranda and any corrective action taken will be recorded and maintained in TRM’s compliance files.

No Transactions with Clients. TRM specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client.

3.3	Personal Securities Transactions

Personal securities transactions by Access Persons are subject to the following trading restrictions:

Initial Public Offerings (IPO). Access persons are prohibited from acquiring any securities in an initial public offering without first obtaining written pre-clearance from the CCO. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with TRM.

Upon receiving a request for pre-clearance, the CCO will review the intended transaction for consideration. The final decision will then be sent in writing to the Access Person requesting the permission for the IPO. Only upon receipt of the written approval from the CCO can the Access Person then engage in the purchase of the requested IPO. The Access Person making the request and the CCO must maintain final written approval or denial for their files.

Limited or Private Offerings. Access persons are prohibited from acquiring any securities in a limited offering (i.e. private placement) without first obtaining written pre-clearance from the CCO. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with TRM.

Upon receiving a request, the CCO will review the intended transaction for consideration. The final decision will then be sent in writing to the Access Person requesting the permission for the limited offering. Only upon receipt of the written approval from the CCO can the Access Person then engage in the purchase of the requested limited offering. The Access Person making the request and the CCO must maintain final written approval or denial for their files.

3.4	Outside Business Interests

A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with TRM’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.

TRM does not wish to limit any supervised person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, TRM must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

3.5	Personal Gifts

Accepting Gifts. On occasion, because of their position with the company, supervised persons of TRM may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of TRM. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $250 in any twelve month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by a supervised person of TRM that might violate this Code must be promptly reported to the CCO.

Solicitation of Gifts. TRM’s supervised persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts. TRM’s supervised persons may not give any gift with a value in excess of $250 per year to an advisory client or persons who do business with, regulate, advise or render professional service to TRM.

3.6	Reporting of Violations

All supervised persons of TRM must promptly (upon discovery of violation) report violations of the code to the CCO as the situation dictates. If the CCO is unavailable, the violation must then be reported to any executive officer of the firm.

4.	Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If a TRM supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO or a principal of TRM accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in Exhibit A. All TRM supervised persons are required to read and acknowledge having read such procedures annually.

5.	Reporting Requirements

5.1	Scope

The provisions of this Code apply to every security transaction, in which an Access Person of TRM has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other TRM clients with similar investment objectives.

If an Access Person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.

5.2	Reportable Securities

Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

●	direct obligations of the United States;

●	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	shares issued by money market funds;

●	shares issued by open-end funds other than reportable funds (Note: The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

●	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an Access Person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

5.3	Reporting Exceptions

Under Rule 204A-1, Access Persons are not required to submit:

●	any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control;

●	a transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and

●	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that TRM holds in its records so long as TRM receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.4	Initial/Annual Holdings Report

Initially

Any employee of TRM who during the course of their employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial/Annual Securities Holdings Report Certification no later than 10 days after the employee becomes an Access Person. The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an Access Person.

Annually

Every Access Person must submit an Initial/Annual Securities Holdings Report Certification to the CCO due by the last business day of January of each year. The annual holdings requirement will be satisfied through receipt by the CCO of year-end statements received directly from the custodian. The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the Access Person.

5.5	Quarterly Transaction Reports

Every Access Person must arrange for the CCO to receive duplicate statements for all brokerage accounts. Following receipt of the quarterly statements, the CCO will review each statement for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CCO will sign and date the report attesting that they conducted such review. Quarterly securities transaction reports are to be maintained by the CCO in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act.

6.	Form ADV Disclosure

A general description or summary of the code will be provided to any person or institution that requests it. With the description, a statement will be made that TRM will provide a full and complete copy of the code to any client or prospective client upon request.

7.	Acknowledgment of Receipt

TRM supervised persons must acknowledge, initially and annually, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other and other potential conflicts of interest and agree to comply with the provisions therein. In addition, supervised persons must agree to acknowledge any subsequent amendments to the code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by TRM to satisfactorily fulfill the supervised person’s obligation to read, understand, and agree to any such amendment.

EXHIBIT A

Tactical Rotation Management, LLC

Insider Trading Policies

Overview and Purpose

The purpose of the policies and procedures in this Section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with TRM. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

General Policy

(a)	Prohibited Activities

All TRM Personnel are prohibited from engaging in the following activities:

(i) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(ii) communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

(b)	Reporting of Material, Non-Public Information

All TRM Personnel who possess or believe that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Material Information, Non-Public Information, Insider Trading and Insiders

(a)	Material Information. “Material information” generally includes:

(i) any information that a reasonable investor would likely consider important in making his or her investment decision; or

(ii) any information that is reasonably certain to have a substantial effect on the price of an issuer’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

(b)	Non-Public Information. Information is “non-public” until it has been effectively communicated to the market, and the market has had time to “absorb” the information. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation would be considered “public.”

(c)	Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

(d)	Insiders. The concept of “insider” is quite broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of that company’s affairs and, as a result, has access to information solely for the company’s purposes. Any person associated with TRM may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

Penalties for Insider Trading

The legal consequences for trading on, or communicating, material, non-public information is severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below, even if he/she does not personally benefit from the violation. Penalties may include:

(a)	civil injunctions;

(b)	jail sentences;

(c)	revocation of applicable securities-related registrations and licenses;

(d)	fines for the person who committed the violation of up to three times the profit gained (or loss avoided), whether or not the person actually benefited; and,

(e)	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided).

In addition, TRM’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

EXHIBIT B

Tactical Rotation Management, LLC

Initial Account Holdings Statement

The undersigned employee of Tactical Rotation Management, LLC, ___________________________, hereby certifies the following:

1.       The undersigned has received, read and understands the policies and procedures set forth in Tactical Rotation Management, LLC’s Code of Ethics.

2.       The undersigned hereby represents and warrants that set forth below (or attached hereto) is an account statement that reports the undersigned’s accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest) as of ______________, 20__.

Dated as of this ______ day of ___________________, 20__.

Signature:

EXHIBIT C

Tactical Rotation Management, LLC

Annual Update and Certification

The undersigned, ___________________________, hereby certifies the following:

1.	The undersigned has received, read and understands the policies and procedures set forth in Tactical Rotation Management, LLC’s Code of Ethics. To the undersigned’s knowledge, the undersigned has not violated or materially failed to comply with the provisions of the Code of Ethics, including, without limitation, the Personal Trading Policies and applicable laws referenced therein during the period January 1, 20____ to December 31, 20____.

2.	The undersigned hereby represents and warrants that set forth below (or attached hereto) is an annual account statement that reports the undersigned’s accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest) as of December 31, 20____.

Dated as of this ___ day of ______________, 20_____.

Signature: